                                                                    EXHIBIT 12.1

                              BROADCOM CORPORATION
    STATEMENT REGARDING THE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

                                                                                                                        Nine Months
                                                                                                                           Ended
                                                                                                                       September 30,
                                              1998           1999           2000            2001            2002            2003
                                          -----------    -----------    -----------     -----------     -----------     -----------
Income (loss) before income taxes         $    39,840    $   101,301    $  (691,775)    $(2,798,777)    $(1,938,982)    $  (943,290)

Add fixed charges
  Interest expense                                480            751            332           5,041           3,569             992
  Debt issuance cost amort                         --             --             --              --              --              --
  Interest within rental expense                1,085          2,310          5,810          10,850          12,250           8,755
                                          -----------    -----------    -----------     -----------     -----------     -----------
Subtotal fixed charges                          1,565          3,061          6,142          15,891          15,819           9,747

Total income (loss) before income
  taxes and fixed charges                 $    41,405    $   104,362    $  (685,633)    $(2,782,886)    $(1,923,163)    $  (933,543)
                                          ===========    ===========    ===========     ===========     ===========     ===========

Ratio of fixed charges to income
  (loss) before income taxes and
  fixed charges (1)                              26.5x          34.1x            na              na              na              na
                                          ===========    ===========    ===========     ===========     ===========     ===========

(1) Earnings were inadequate to cover fixed charges by $685.6 million for the year ended December 31, 2000, $2.783 billion for the year ended December 31, 2001, $1.923 billion for the year ended December 31, 2002 and $933.5 million for the nine months ended September 30, 2003.